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                                                                       EXHIBIT 7

STANT                                                           DECEMBER 1, 1994
CORPORATION                                                FOR IMMEDIATE RELEASE

                                 PRESS RELEASE

                               STANT CORPORATION
                   ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO
                     WAITING PERIOD IN CONNECTION WITH ITS
                      OFFER FOR TRICO PRODUCTS CORPORATION

     Richmond,  Indiana,  December 1,  1994  -- Stant  Corporation (NASDAQ:STNT)
announced today that the waiting period under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired at 11:59 p.m., New York City time, on November 30, 1994, with respect to its tender offer to purchase all outstanding shares of common stock of Trico Products Corporation (NASDAQ:TRCO) for $85.00 per share, net to the seller in cash. Stant had previously filed on November 15, 1994, a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the offer.

     The offer and withdrawal rights expire at 12:00 midnight, New York City time, on Monday, December 12, 1994, unless extended.

     Stant Corporation, headquartered in Richmond, Indiana, is a manufacturer of automotive parts including closure caps, fuel and vapor control valves, engine thermostats, hose clamps, automotive tools, grease guns and automotive fittings, windshield wiper blades, heater parts and power steering hoses and units. Trico, headquartered in Buffalo, New York, is the world's largest manufacturer of windshield wiping systems.

Contact: Thomas F. Plocinik
         Stant Corporation
         (317) 962-6655

425 Commerce Drive
Richmond, Indiana 47374-2646
Tel (317) 962-6655  Fax (317) 962-6866